Exhibit 10.2
SETTLEMENT AND LICENSE AGREEMENT
This SETTLEMENT AND LICENSE AGREEMENT (“Agreement”), effective as of the Effective Date (as defined below), is made by and among LecTec Corporation, a Minnesota corporation having its principal place of business at 1407 S. Kings Highway, Texarkana, TX 75501 (“LecTec”) and Endo Pharmaceuticals Inc., a Delaware corporation having its principal place of business at 100 Endo Boulevard, Chadds Ford, PA 19317 (“Endo”). LecTec and Endo are hereinafter collectively referred to as the “Parties”, and each individually as a “Party”.
RECITALS
WHEREAS, LecTec is the owner of United States Patent Nos. 5,536,263 and 5,741,510 (the “Patents-In-Suit”);
WHEREAS, LecTec and Endo are litigants in a civil action pending in the United States District Court for the Eastern District of Texas, captioned LecTec Corporation v. Chattem, Inc., Endo Pharmaceuticals Inc., et al, Civil Action No. 5:08cv130 (DF) (the “Texas Litigation”);
WHEREAS, LecTec and Endo recognize the uncertainty of the outcome of disputed, complex litigation such as the Texas Litigation, as well as the extended time it could take to resolve matters by litigation, and have independently concluded that their respective interests are best served by compromising and thereby terminating and concluding the Texas Litigation and all disputes between them.
NOW, THEREFORE, in consideration of the covenants, conditions and obligations expressed herein, and intending to be legally bound thereby, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1. Definitions. The following terms will have the meanings provided below:
“Affiliate” shall mean, with respect to any entity, any other entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first entity. The term “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Agreement” has the meaning specified in the introductory paragraph hereof.
“Covenant Not To Sue” has the meaning specified in Section 3.2.

“Covenant Patents” means (a) any and all United States and foreign patents and patent applications owned or controlled by LecTec or its Affiliates as of the Effective Date, (b) all continuations, continuations-in-part and divisionals thereof, (c) any United States patents resulting from the reissue or reexamination of any of the patents and applications set forth in clauses (a) or (b) above, and (d) any United States and foreign patents or patent applications claiming common priority with any of the patents or applications set forth in clauses (a), (b) or (c) above (whether claiming priority from such patents and patent applications or forming the basis of priority for such patents and patent applications), in each case including all extensions thereof.
“Covenant Term” has the meaning specified in Section 3.3(b).
“Dismissal Date” means the date on which the Texas Litigation is dismissed against Endo pursuant to the Stipulation of Dismissal to be filed by the Parties pursuant to this Agreement.
“Effective Date” means the latest date on which each Party has provided to the other a fully executed counterpart of this Agreement.
“Endo” has the meaning specified in the introductory paragraph hereof.
“Endo Products” means any and all products offered for sale or sold by Endo or any of its Affiliates at any time on or prior to the Effective Date.
“Endo Releasing Parties” has the meaning specified in Section 2.2(b).
“Field of Use” means any and all uses in connection with any and all prescription pain medicines and treatments, in any dosage form, for humans or animals.
“LecTec” has the meaning specified in the introductory paragraph hereof.
“LecTec Releasing Parties” has the meaning specified in Section 2.2(a).
“License” has the meaning specified in Section 3.1.
“Licensed Patents” means the (a) Patents-In-Suit, (b) any continuations, continuations-in-part or divisionals of the Patents-In-Suit and any United States patents resulting from any reissue or reexamination of the Patents-In-Suit, (c) any United States or foreign patents or patent applications claiming common priority to any of the patents or patent applications set forth in clauses (a) and (b) above (whether claiming priority from such patents and patent applications or forming the basis of priority for such patents and patent applications), and (d) any foreign counterparts to any of the patents and patent applications set forth in clauses (a), (b) and (c) above, in each case including all extensions thereof.
“License Fee” has the meaning set forth in Section 3.4.
“License Term” has the meaning specified in Section 3.3(a).

“Orange Book” has the meaning specified in Section 3.5.
“Party” and “Parties” have the meanings specified in the introductory paragraph hereof.
“Patents-In-Suit” has the meaning set forth in the recitals.
“Person” means any person, corporation, partnership, joint venture, association, joint-stock company, trust or unincorporated organization.
“Texas Litigation” has the meaning set forth in the recitals.
“Third Party” means any Person other than Endo and LecTec and their respective Affiliates.
ARTICLE II.
SETTLEMENT; DISMISSAL OF ACTION; RELEASE
Section 2.1. Required Filings. On the Effective Date, LecTec and Endo will execute and deliver to the other Party, or cause their respective attorneys of record in the Texas Litigation to execute and deliver to the other Party, the Stipulation of Dismissal attached hereto as Appendix A, pursuant to which the Parties will stipulate to the dismissal of the Texas Litigation with prejudice and without costs. Promptly after the Effective Date, the attorneys for Endo and LecTec shall submit such executed Stipulation of Dismissal to the court in the Texas Litigation. Within sixty (60) days of the filing of the Stipulation of Dismissal, LecTec will comply with Section 23 of the Agreed Protective Order with respect to all Endo Confidential Discovery Material (as defined in the Protective Order), including without limitation by returning to Endo (rather than destroying) all of Endo’s production documents received by LecTec.
Section 2.2. Releases. (a) Effective on the Dismissal Date, LecTec, on behalf of itself and its past and present Affiliates and its and their respective successors and assigns (collectively, the “LecTec Releasing Parties”), does hereby release and forever discharge Endo and its respective past, present and future Affiliates and their respective successors and assigns and their respective past, present and future employees, officers, directors, principals, agents, attorneys, accountants, shareholders, licensees, sublicensees, customers, suppliers, contractors, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, affiliates, or assigns of the foregoing, from any and all claims, rights, causes of action, counterclaims, defenses, damages and liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, whether accrued and existing or which may arise or accrue after the date hereof, which (i) relate to any products sold or offered for sale by Endo and (ii) either (a) were asserted or could have been asserted in the Texas Litigation by any LecTec Releasing Party, or (b) in any way relate to, arise from, or are in any manner connected to the Patents-In-Suit.

(b) Effective on the Dismissal Date, Endo, on behalf of itself and its past and present Affiliates and its and their respective successors and assigns (collectively, the “Endo Releasing Parties”), does hereby release and forever discharge LecTec and its respective past, present and future Affiliates and their respective successors and assigns and their respective past, present and future employees, officers, directors, principals, agents, attorneys, accountants, shareholders, licensees, sublicensees, customers, suppliers, contractors, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, affiliates, or assigns of the foregoing, from any and all claims, rights, causes of action, counterclaims, defenses, damages and liabilities whatsoever, whether based on federal, state, local, statutory or common law or any other law, rule or regulation, whether known or unknown, whether accrued and existing or which may arise or accrue after the date hereof, which were asserted or could have been asserted in the Texas Litigation by any Endo Releasing Party which relate to the Patents-in-Suit or any products sold or offered for sale by LecTec.
(c) LecTec and Endo agree and acknowledge that this Agreement is the result of a compromise and shall never be construed as any admission by either of them of any liability, wrongdoing, or responsibility on its part.
Section 2.3. Costs; Dismissals. All dismissals of all claims and counterclaims specified in Section 2.1 will be without costs to either Party and will include an irrevocable release by each Party, on behalf of itself and its Affiliates, of all claims for attorneys’ fees. Each Party will bear its own costs in connection with entering into this Agreement and the negotiation and submission of the dismissals specified in Section 2.1.
ARTICLE III.
LICENSE AND COVENANT NOT TO SUE
Section 3.1. License. LecTec hereby grants to Endo, and Endo hereby accepts, a perpetual, irrevocable, non-terminable, fully paid-up, royalty-free and worldwide license (the “License”), under the Licensed Patents, during the Licensed Term, to develop, make, have made, use, sell, offer to sell, market, distribute, import and otherwise exploit any and all current and future products, services, methods and processes. The License shall be exclusive to Endo and sublicenseable by Endo within the Field of Use. The License shall be non-exclusive and non-sublicenseable as to all fields outside of the Field of Use, except that Endo may grant sublicenses outside of the Field of Use to manufacturers for the sole and limited purpose of making Endo products and selling/importing such Endo products to Endo, which Endo ultimately re-sells under this License. LecTec retains no rights under the Licensed Patents in the Field of Use. Endo shall have the exclusive right to grant sublicenses under the License within the Field of Use (but not outside the Field of Use) in its sole discretion.
Section 3.2. Covenant Not To Sue. During the Covenant Term, LecTec, on behalf of itself and its Affiliates and their respective successors and assigns (including any successors and assigns of the Covenant Patents), covenant that they will not sue, assert any claim or counterclaim against, or otherwise participate in any action or proceeding against Endo or any of its Affiliates or any of their respective past, present and future employees, officers, directors, principals, agents, attorneys, accountants shareholders, licensees, sublicensees, customers, suppliers, contractors, importers, manufacturers, distributors, insurers, or any heirs, administrators, executors, predecessors, successors, affiliates, or assigns of the foregoing, or cause, authorize or assist any Person to do any of the foregoing, in each case relating to any Endo Products with respect to any Covenant Patents anywhere in the world (the “Covenant Not to Sue”).

Section 3.3. License Term; Covenant Term. (a) The term of the License (“License Term”) will commence on the Effective Date and will continue until the expiration of the last to expire claims of the Licensed Patents.
(b) The term of the Covenant Not To Sue (“Covenant Term”) will commence on the Effective Date and will continue until the expiration of the last to expire claims of the Covenant Patents.
Section 3.4. License Fee. Conditioned upon the Dismissal Date having occurred, Endo shall pay to LecTec a one-time, non-refundable license fee equal to $23,000,000 (twenty three million dollars) on or before December 15, 2009 (such amount, the “License Fee”), by wire transfer of immediately available funds to the following account:

Receiving Bank Name:	National City Bank of Michigan/Illinois
755 West Big Beaver Road
Troy, MI 48084

Receiving Bank ABA#	072000915

Beneficiary Account Name:	RADER, FISHMAN & GRAUER PLLC

Beneficiary Account Number:

Swift:
It is hereby agreed that the foregoing payment is accepted by LecTec as the sole consideration for the execution of this Agreement and the License, covenants and releases set forth herein. LecTec shall be solely responsible for any and all taxes, duties, levies or fees charged or owing with respect to the License Fee. Endo agrees that the License Fee is non-refundable, including in the event that any of the Licensed Patents are subsequently adjudicated to be invalid or unenforceable.
Section 3.5. Patent Listing. If requested by Endo, LecTec shall reasonably cooperate in effecting the listing of the Patents-In-Suit on the U.S. Food and Drug Administration’s Orange Book: Approved Drug Products with Therapeutic Equivalence Evaluations or any successor thereto (the “Orange Book”). Any such listing shall be at Endo’s sole discretion.
Section 3.6. Assignment. Neither LecTec nor any of its Affiliates may assign or transfer (whether by operation of law, contract or otherwise) the Licensed Patents or Covenant Patents without first requiring the proposed assignee or transferee to acknowledge and agree in writing to the terms and conditions of this Agreement, including the License and Covenant Not To Sue, relating to the Licensed Patents and Covenant Patents, a copy of such written agreement to be promptly provided to Endo.

Section 3.7. Bankruptcy Rights. All rights and licenses granted under or pursuant to this Agreement by LecTec are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Endo, as a licensee of intellectual property under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of a rejection of this Agreement by LecTec in any bankruptcy proceeding by or against such Party under the U.S. Bankruptcy Code, LecTec shall not interfere with Endo’s rights to intellectual property and all embodiments of intellectual property, and shall assist and not interfere with Endo in obtaining intellectual property and all embodiments of intellectual property from another entity. The term “embodiments” of intellectual property includes all tangible, intangible, electronic or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, regulatory filings and related rights, and Licensed Patents and Covenant Patents.
ARTICLE IV.
MAINTENANCE; ENFORCEMENT
Section 4.1. Maintenance.
(a) LecTec shall maintain the Licensed Patents during the term of this Agreement. LecTec shall keep Endo apprised of the continuing maintenance of the Licensed Patents. Payment of all fees and costs relating to the maintenance of the Licensed Patents shall be the sole responsibility of LecTec. LecTec promptly shall provide to Endo copies of all patent-related documents that it files with any patent office with respect to the Licensed Patents. In the event LecTec decides not to continue to maintain any United States or foreign patent comprised within the Licensed Patents, LecTec timely shall notify Endo in writing of such decision so that Endo may continue said maintenance of such Licensed Patents at its own expense. In such case, such Licensed Patents shall be assigned, and hereby are assigned, to Endo.
(b) Enforcement. Endo shall have the sole and exclusive right to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the Licensed Patents within the Field of Use, and to control any lawsuits or other actions relating thereto.
(i) The total cost of any such action commenced by Endo shall be borne by Endo. Any damages or settlement payments resulting from any such action commenced by Endo, whether in an out-of-court settlement or through legal adjudication of such action, shall be retained solely by Endo.
(ii) In any infringement action Endo may institute pursuant to this Section 4.1(b), LecTec shall, at the request of Endo, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like. Endo shall reimburse LecTec for its reasonable out-of-pocket costs and expenses incurred in providing such cooperation.

Section 4.2. Cooperation. In furtherance of Section 4.1, LecTec agrees, if necessary under the applicable law to be legally joined as a party in any suit, action or proceeding that is the subject of such Sections, at the expense of Endo, and Endo shall have the right to control and settle any such litigation. LecTec shall have no right to require Endo to join in any suit.
ARTICLE V.
CONFIDENTIALITY
Section 5.1. The Parties shall issue press releases in the form attached as Appendix B to this Agreement on or after the Effective Date. No Party may make any press release or public disclosure (written or oral) concerning the existence of, or the transactions contemplated by, this Agreement, prior to issuing that press release. The Parties shall be permitted to make any filings required by the Securities and Exchange Commission.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES
Section 6.1. Representations by Endo. Endo hereby represents and warrants to LecTec as follows:
(a) it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized by it. Upon execution and delivery of this Agreement by it, this Agreement will constitute a legal, valid and binding agreement, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies;
(b) neither the execution and delivery of this Agreement, nor consummation of the transactions contemplated herein requires it to obtain any permits, authorizations or consents from any governmental body or from any other Person other than such permits, authorizations or consents as it has already obtained; and
(c) it has not assigned or otherwise transferred to any Person any of its claims, rights, causes of action, counterclaims or defenses that are covered by the release granted under Section 2.2(b).

Section 6.2. Representations by LecTec. LecTec represents and warrants to Endo as follows:
(a) It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly and validly authorized by it. Upon execution and delivery of this Agreement by LecTec, this Agreement will constitute a legal, valid and binding agreement of LecTec, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and other general equitable principles which may limit the right to obtain certain remedies;
(b) neither the execution and delivery of this Agreement nor consummation of the transactions contemplated herein requires LecTec to obtain any permits, authorizations or consents from any governmental body or from any other Person;
(c) LecTec has not assigned or otherwise transferred to any Person any of its claims, rights, causes of action, counterclaims or defenses that are covered by the release granted under Section 2.2(a);
(d) Subject to its agreements with the Mentholatum Company and Novartis, LecTec exclusively owns all right, title, and interest in and to the Licensed Patents, including all right, title, and interest to sue for infringement thereof, and has the right and ability to grant the License and Covenant Not To Sue, in each case free and clear of any liens, encumbrances, claims and charges. LecTec has obtained and properly recorded all assignment agreements as necessary to fully perfect its rights and title in the Licensed Patents in accordance with governing law in each respective jurisdiction. LecTec is the owner of record with the U.S. Patent and Trademark Office and all other applicable patent offices of the Licensed Patents;
(e) There is no obligation imposed on LecTec or any prior owner to license any of the Licensed Patents on particular terms or conditions. Other than the rights granted to the Mentholatum Company and Novartis in their respective agreements, no licenses or other rights under the Licensed Patents have been granted by LecTec, any prior owners, or inventors;
(f) LecTec is not subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Licensed Patents in the Field of Use as a result of any prior transaction related to the Licensed Patents. The Licensed Patents are not subject to any governmental or court order or decision of any kind. None of the Licensed Patents have been created, developed or authored under any contract or other understanding with any governmental entity or educational institution or utilizing the funding, facilities or resources of any governmental entity or educational institution. LecTec has not invited any third party to enter into a license under any of the Licensed Patents within the Field of Use;

(g) None of the Licensed Patents has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding. The Licensed Patents are in good standing and have not expired, been cancelled or abandoned. If any of the Licensed Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction as Licensed Patents;
(h) All maintenance fees, annuities, and the like due or payable on the Licensed Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future; and
(i) No representation or warranty made by LecTec in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation or warranty not misleading to a prospective buyer of the Licensed Patents and other rights to be transferred under this Agreement seeking full information as to the Licensed Patents and such other rights.
ARTICLE VII.
TERMINATION
Section 7.1. General. The Parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this Article VII.
Section 7.2. Term. The term of this Agreement shall commence on the Effective Date, and unless earlier terminated pursuant to Section 7.3, shall remain in force through the later of the License Term and the Covenant Term.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1. Governing Law; Jurisdiction. The validity and interpretation of this Agreement and the legal relations of the Parties to it will be governed exclusively by the internal laws, and not the law of conflicts, of the Commonwealth of Pennsylvania. Each of the Parties agrees to the non-exclusive jurisdiction of any state or federal court located in the Commonwealth of Pennsylvania with respect to any action or dispute arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by registered mail, directed to it or him at its or his address as set forth in Section 8.2, and service so made shall be deemed to be completed when received. Each of the Parties waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this Section 8.1 shall affect the right of any Party to serve legal process in any other manner permitted by law.

Section 8.2. Notices. All notices, requests and other communications hereunder will be in writing, will be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and will be either (a) delivered by hand, (b) made by facsimile transmission (to be followed with written confirmation by the delivering Party), (c) sent by private courier service providing evidence of receipt, or (d) sent by registered or certified mail, return receipt requested, postage prepaid. The addresses and other contact information for the Parties are as follows:

For Endo:	Endo Pharmaceuticals Inc.
100 Endo Boulevard
Chadds Ford, PA 19317

with a copy to:	General Counsel

For LecTec:	Judd Berlin
LecTec Corporation 1407 South Kings Highway Texarkana, Texas 75501

with a copy to:	R. Terrance Rader
Thomas E. Bejin
Glenn E. Forbis
RADER, FISHMAN & GRAUER PLLC
39533 Woodward Avenue, Suite 140
Bloomfield Hills, MI 48304
or to such other addresses as will have been subsequently furnished by written notice to the other Parties.
Section 8.3. Entire Agreement; Waiver. This Agreement, including the Appendices attached hereto, contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior drafts or understandings, including without limitation the Term Sheet executed November 6, 2009. No change, modification, amendment or waiver of any obligation, term or provision contained herein will be valid or enforceable unless the same is reduced to writing and signed by a duly authorized representative of each of the Parties to be bound hereby. The waiver by a Party to this Agreement of a breach of any provision set forth herein or of any right contained herein will not operate as or be construed as a continuing waiver or a waiver of any subsequent breach or right granted herein.
Section 8.4. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed be an original, but all of which together will constitute one agreement.
Section 8.5. No Third Party Beneficiaries. Except as expressly provided herein, nothing is intended or will be construed to confer upon any Person other than the Parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 8.6. Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their permitted successors and assigns. This Agreement and the rights granted herein may not be assigned or transferred (whether by contract, operation of law or otherwise) by any Party without the prior written consent of the other Parties, provided that this Agreement shall be assignable by a Party in connection with the sale of all or substantially all of the assets of the business of such Party to which this Agreement relates, and provided further that (a) the Party whose assets are being sold notifies the other Parties of any such assignment of this Agreement in writing (including the identity of the assignee) and (b) the purchaser of those assets provides written confirmation that it agrees to assume all of the assigning Party’s obligations hereunder. The covenants, rights and obligations of each Party under this Agreement shall remain binding upon such Party notwithstanding any assignment or transfer of this Agreement by such Party as permitted by this Section 8.6, and also shall inure to the benefit of and be binding upon any permitted assignee or transferee of this Agreement.
Section 8.7. Limitation of Liability. In no event shall either party be liable to the other Party for any indirect, incidental, special, punitive or consequential damages of any kind arising out of or in connection with this Agreement.
Section 8.8. Expenses. Each Party will pay its own expenses incurred in connection with its negotiation of this Agreement and the consummation of the transactions contemplated hereby.
Section 8.9. Headings. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.
Section 8.10. Rules of Construction. (a) The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. “$” as used in this Agreement means the lawful currency of the United States of America. Where either Party’s consent is required hereunder, except as otherwise specified herein, such Party’s consent may be granted or withheld in such Party’s sole discretion.
(b) Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (ii) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended, (iii) any reference herein to any person shall be construed to include the person’s successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections or Appendices, unless otherwise specifically provided, shall be construed to refer to Articles, Sections and Appendices of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

ENDO PHARMACEUTICALS INC.

By:	/s/ David Holveck

	Name and Title:	David Holveck, Chief Executive Officer
Date: November 11, 2009

LECTEC CORPORATION

By:	/s/ Judd Berlin

	Name and Title:	Judd Berlin, Chief Executive Officer and
Chairman of Board of Directors
Date: November 11, 2009

By:	/s/ C. Andrew Rollwagon

	Name and Title:	C. Andrew Rollwagon, Member of Board of Directors
Date: November 11, 2009

By:	/s/ Daniel Sigg

	Name and Title:	Daniel Sigg, Member of Board of Directors
Date: November 11, 2009

By:	/s/ Sanford Brink

	Name and Title:	Sanford Brink, Member of Board of Directors
Date: November 11, 2009

APPENDIX A

STIPULATION OF DISMISSAL

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF TEXAS
TEXARKANA DIVISION

LECTEC CORPORATION	§
§
Plaintiff,	§
	§	No. 5:08cv130 (DF)
v.	§
	§	JURY
CHATTEM, INC.; ENDO	§
PHARMACEUTICALS, INC.	§
JOHNSON & JOHNSON CONSUMER	§
COMPANY, INC.; THE MENTHOLATUM	§
COMPANY, INC. and PRINCE OF PEACE	§
ENTERPRISES, INC.,	§
§
Defendants.	§
WHEREAS, plaintiff LecTec Corporation (“Plaintiff”) is the assignee and owner of United States Patent Nos. 5,536,263 and 5,741,510 (the “Patents-In-Suit”);
WHEREAS, Plaintiff and Endo Pharmaceuticals, Inc. (“Defendant”) are parties to litigation relating to the Patents-In-Suit; and
WHEREAS, Plaintiff and Defendant have entered into a Settlement and License Agreement, dated as of November  _____, 2009 (“Settlement Agreement”), pursuant to which the parties have resolved the above-referenced actions and Plaintiff has granted to Defendant an exclusive license under the Patents-In-Suit.

NOW, THEREFORE, Plaintiff and Defendant stipulate that:
1.	All claims and counterclaims in the above-referenced actions are dismissed with prejudice.

2.	Each party shall bear its own costs, expenses and attorneys’ fees in connection with the above-referenced actions.

3.	The parties waive any right of appeal from this Stipulation of Dismissal.
IT IS SO ORDERED, this                      day of November, 2009.

Hon. David J. Folsom, U.S.D.J.
Stipulated as to form and entry:

Dechert llp		Rader, Fishman & Grauer PLLC
Attorneys for Defendant and Counterclaim Plaintiff		Attorneys for Plaintiff LecTec Corporation
Endo Pharmaceuticals, Inc.

By:	/s/ Robert D. Rhoad	By:

Robert D. Rhoad		R. Terrance Rader
902 Carnegie Center		Thomas E. Bejin
Suite 500		Glenn E. Forbis
Princeton, NJ 08540		39533 Woodward Ave., Suite 140
Telephone: (609) 955-3200		Bloomfield Hills, MI 48304
Telephone: (248) 594-0636
Martin J. Black
DECHERT LLP
Cira Centre
2929 Arch Street
Philedelphia, PA 19104-2808
Telephone: (215) 994-4000

APPENDIX B

FORM OF PRESS RELEASES
ENDO PRESS RELEASE:
ENDO PHARMACEUTICALS AND LECTEC SETTLE PATENT DISPUTE
CHADDS FORD, Pa., Nov. 11, 2009 — Endo Pharmaceuticals (Nasdaq: ENDP) announced today that it has reached a settlement with LecTec Corporation on outstanding patent litigation related to LecTec’s U.S. Patent Nos. 5,536,263 and 5,741,510.
Endo Pharmaceuticals has agreed to make a one-time, $23 million payment for the exclusive license to these two patents for use in the field of prescription pain medicines and treatment. “We are pleased to add these patents to our IP inventory especially as they relate to Lidoderm®,” said Caroline Manogue, executive vice president and chief legal officer of Endo Pharmaceuticals.
About Endo
Endo Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development, sale and marketing of branded and generic prescription pharmaceuticals used to treat and manage pain, prostate cancer and the early onset of puberty in children, or central precocious puberty (CPP). Its products include LIDODERM®, a topical patch to relieve the pain of postherpetic neuralgia; Percocet® and Percodan® tablets for the relief of moderate-to-moderately severe pain; FROVA® tablets for the acute treatment of migraine attacks with or without aura in adults; OPANA® tablets for the relief of moderate-to-severe acute pain where the use of an opioid is appropriate; OPANA® ER tablets for the relief of moderate-to-severe pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time; Voltaren® Gel, which is owned and licensed by Novartis AG, a nonsteroidal anti-inflammatory drug indicated for the relief of the pain of osteoarthritis of joints amenable to topical treatment, such as those of the hands and the knees; VANTAS® for the palliative treatment of advanced prostate cancer; SUPPRELIN® LA for the treatment of early onset puberty in children; and VALSTAR™ for the treatment of BCG-refractory carcinoma in situ (CIS) of the urinary bladder in patients for whom immediate cystectomy would be associated with unacceptable medical risks. The company markets its branded pharmaceutical products to physicians in pain management, urology, endocrinology, oncology, neurology, surgery and primary care. More information, including this and past press releases of Endo Pharmaceuticals, is available at www.endo.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, the company’s financial position, results of operations, market position, product development and business strategy, as well as estimates of future net sales, future expenses, future net income and future earnings per share.  Statements including words such as “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plan,” “will,” “may,” “intend,” “guidance” or similar expressions are forward-looking statements.  Because these statements reflect our current views, expectations and beliefs concerning future events, these forward-looking statements involve risks and uncertainties. Investors should note that many factors could affect our future financial results and could cause our actual results to differ materially from those expressed in forward-looking statements contained in this press release. These factors include, but are not limited to: the possibility that the acquisition of Indevus is not complementary to Endo; the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and pipeline products; competition in our industry, including for branded and generic products, and in connection with our acquisition of rights to assets, including intellectual property; government regulation of the pharmaceutical industry; our dependence on a small number of products and on outside manufacturers for the manufacture of our products; our dependence on third parties to supply raw materials and to provide services for certain core aspects of our business; new regulatory action or lawsuits relating to our use of controlled substances in many of our core products; our exposure to product liability claims and product recalls and the possibility that we may not be able to adequately insure ourselves; our ability to protect our proprietary technology; our ability to successfully implement our in-licensing and acquisition strategy; the availability of third-party reimbursement for our products; the outcome of any pending or future litigation or claims by the government; our dependence on sales to a limited number of large pharmacy chains and wholesale drug distributors for a large portion of our total net sales; a determination by a regulatory agency that we are engaging in inappropriate sales or marketing activities, including promoting the “off-label” use of our products; the loss of branded product exclusivity periods and related intellectual property; and exposure to securities that are subject to market risk including auction-rate securities the market for which is currently illiquid; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our annual report on Form 10-K for the year ended December 31, 2008, which was filed with the Securities and Exchange Commission on March 2, 2009. The forward-looking statements in this press release and on the related conference call are qualified by these risk factors. These are factors that, individually or in the aggregate, we think could cause our actual results to differ materially from expected and historical results. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

LECTEC PRESS RELEASE:
LecTec Corporation and Endo Pharmaceuticals Inc. Settle Patent Dispute
November 11, 2009 — Texarkana, Texas — LecTec Corporation (OTCBB: LECT) announced today that it has reached a settlement with Endo Pharmaceuticals Inc. on outstanding patent litigation related to LecTec’s U.S. Patent Nos. 5,536,263 and 5,741,510. Endo Pharmaceuticals has agreed to make a one–time, $23 million payment for the exclusive license to these two patents for use in the field of prescription pain medicines and treatment. “LecTec is pleased to have reached an agreement with Endo Pharmaceuticals which avoids the uncertainties of litigation and provides LecTec with the capital to explore the opportunities in its patent portfolio,” said Judd Berlin, chief executive officer of LecTec.
LecTec filed a patent infringement action in U.S. District Court in July 2008 against Endo Pharmaceuticals and others in the topical medicated patch business alleging patent infringement of the core structure and composition claims of two of LecTec’s patents.
About LecTec Corporation
LecTec Corporation is an intellectual property licensing and holding company. The Company’s primary focus is to derive royalty and other income from patents that the Company owns based on its advanced skin interface technologies. The Company was an innovator in hydrogel–based topical delivery of therapeutic over–the–counter medications, which provide alternatives to topical creams and ointments. A hydrogel is a gel–like material having an affinity for water and similar compounds. These gels are ideal for delivering medication onto the skin. The Company holds multiple domestic and international patents on its hydrogel technology.

Cautionary Statements
This press release contains forward–looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward-looking statements are subject to risks and uncertainties, which could cause results or developments to differ materially from those, indicated in the forward–looking statements. Such risks and uncertainties include, but are not limited to, the Company’s dependence on royalty payments from Novartis Consumer Health, Inc., which recently re–launched an adult vapor patch licensed by the Company, the Company’s dependence on key personnel and Board of Director members, the Company’s pending patent infringement litigation against Chattem, Inc. (NASDAQ: CHTT), Johnson & Johnson Consumer Company, Inc., a subsidiary of Johnson & Johnson (NYSE: JNJ), and Prince of Peace Enterprises, Inc., the issuance of new accounting pronouncements, the availability of opportunities for licensing agreements related to patents that the Company holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2008.